Exhibit 99.1

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Equinix Declares Special Distribution in Connection

with Planned REIT Conversion

REDWOOD CITY, CALIF. — October 16, 2014 — Equinix, Inc. (Nasdaq: EQIX), the global interconnection and data center company, today announced that its Board of Directors has declared a special distribution of $416.0 million, or approximately $7.57 per share based on the number of shares currently outstanding (the “2014 Special Distribution”), to its common stockholders in connection with Equinix’s previously announced plan to convert to a real estate investment trust (“REIT”).

“Today’s announcement marks an important step on our path to becoming a REIT. The declaration of the special distribution aligns with our expectations that we will begin operating as a REIT on January 1, 2015,” said Steve Smith, president and CEO of Equinix. “We have finished a major milestone with the completion of the financial system conversion in Q3, and we are in active dialogue with the IRS about our pending Private Letter Ruling request. We are pleased with the current momentum, and we expect to receive a favorable PLR in 2014.”

For Equinix to be eligible to qualify for taxation as a REIT for federal income tax purposes effective for its taxable year commencing January 1, 2015, Equinix must distribute, on or before December 31, 2015, its previously undistributed accumulated earnings and profits attributable to all taxable periods ending prior to January 1, 2015 (the “Pre-2015 Accumulated E&P”). Equinix expects that the value of the 2014 Special Distribution, plus the expected value of the deemed distribution on account of the adjustment to the conversion rate relating to Equinix’s outstanding 4.75% Convertible Subordinated Notes due June 15, 2016 (the “2016 Convertible Notes”) that will be made as a result of the 2014 Special Distribution (the “2014 Conversion Rate Adjustment”), will exceed Equinix’s Pre-2015 Accumulated E&P.

In addition, Equinix intends to declare one or more special distributions in 2015 (the “2015 Special Distributions”) which would encompass some extraordinary items of taxable income that Equinix expects to recognize in 2015, such as depreciation recapture in respect of accounting method changes commenced in its pre-REIT period as well as foreign earnings and profits recognized as dividend income, and any Pre-2015 Accumulated E&P not distributed in 2014. Equinix estimates the aggregate amount of its 2014 Special Distribution and 2015 Special Distributions (collectively, the “Special Distributions”), together with the expected value of the deemed distribution associated with the 2014 Conversion Rate Adjustment and with any adjustments to the conversion rate of the 2016 Convertible Notes resulting from the 2015 Special Distributions (together with the 2014 Conversion Rate Adjustment, the “Conversion Rate Adjustments”), will equal approximately $1.0 to $1.1 billion.

The 2014 Special Distribution is payable on November 25, 2014 to Equinix’s common stockholders of record as of the close of business on October 27, 2014. Common stockholders can elect to receive payment of the 2014 Special Distribution in the form of stock or cash, with the total cash payment to all stockholders limited to no more than $83.2 million, or 20% of the total distribution. The amount of shares to be distributed will be determined based upon common stockholder elections and the average closing price on the three trading days commencing November 18, 2014. Election forms will be mailed or otherwise delivered to all common stockholders promptly following the record date.

About Equinix

Equinix, Inc. (Nasdaq: EQIX), connects more than 4,500 companies directly to their customers and partners inside the world’s most networked data centers. Today, businesses leverage the Equinix interconnection platform in 32 strategic markets across the Americas, EMEA and Asia-Pacific. http://www.equinix.com/.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. The forward-looking statements involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Although Equinix believes that its forward-looking statements are based on reasonable assumptions, its expected results may not be achieved, and actual results may differ materially from its expectations. For example:

•	This press release states that Equinix plans to pursue conversion to a REIT effective January 1, 2015. In fact, there are significant implementation and operational complexities to address before Equinix can timely convert to a REIT, including obtaining a favorable private letter ruling from the Internal Revenue Service, which Equinix expects to receive in 2014, obtaining approval from its Board of Directors, and completing other necessary conversion actions, including internal reorganizations and modifying accounting, information technology and real estate systems. Equinix can provide no assurance that it will receive a favorable private letter ruling from the Internal Revenue Service or when its conversion to a REIT will be successful, if at all.

•	This press release states that for Equinix to be eligible to qualify for taxation as a REIT for federal income tax purposes effective for its taxable year commencing January 1, 2015, Equinix must distribute, on or before December 31, 2015, the Pre-2015 Accumulated E&P. In fact, Equinix does not know when, if at all, it will elect REIT status, and it may not do so. Further, several conditions must be met in order to complete the conversion to a REIT, and the timing and outcome of many of these conditions are beyond Equinix’s control. Even if the transactions necessary to implement REIT conversion are effected, including the payment of the 2014 Special Distribution, the Board of Directors may decide not to elect REIT status, or to delay such election, if it determines in its sole discretion that it is not in the best interests of Equinix or its stockholders.

•	This press release states that Equinix expects that the 2014 Special Distribution, plus the expected value of the deemed distribution on account of the 2014 Conversion Rate Adjustment, will distribute all of Equinix’s Pre-2015 Accumulated E&P. It is possible that not all of Equinix’s Pre-2015 Accumulated E&P will be distributed in 2014. If Equinix does not distribute all of its Pre-2015 Accumulated E&P, and thereafter Equinix successfully converts to a REIT effective January 1, 2015, then Equinix will have to distribute any remaining Pre-2015 Accumulated E&P by the end of its 2015 taxable year.

•	This press release provides an estimated range of the sum of Equinix’s total Special Distributions together with the expected value of the deemed distributions associated with the Conversion Rate Adjustments. The aggregate amount of the 2014 Special Distribution is based on Equinix’s estimated and projected taxable income for its 2014 taxable year and its current business plans and performance, but its actual 2014 earnings and profits (and thus the actual Pre-2015 Accumulated E&P) will vary depending on, among other items, the timing of certain transactions, its actual taxable income and performance for 2014 and possible changes in legislation or tax rules and U.S. Internal Revenue Service revenue procedures relating to distributions of earnings and profits. In addition, with respect to the 2015 Special Distributions, Equinix’s estimate of extraordinary items of taxable income in 2015 may be incorrect. For these reasons and others, Equinix’s actual Special Distributions, and, consequently, the estimated range of the sum of the Special Distributions together with the expected value of the deemed distributions associated with the Conversion Rate Adjustments, may be materially different from its current estimates.

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Equinix Investor Relations Contact

Katrina Rymill

(650) 598-6583

krymill@equinix.com

Paul Thomas

(650) 598-6442

pthomas@equinix.com

Equinix Media Contacts

Liam Rose

(650)598-6590

lrose@equinix.com

Golin for Equinix, Inc.

Caroline Kawashima

(415) 318-4367

ckawashima@golin.com